Exhibit 23-24
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated February 27, 2009 (August 20, 2009, as to the effects of the retrospective adoption of Accounting Standards Codification (“ASC”) 810-10 and ASC 260-10 as described in Note 3 to the consolidated financial statements) relating to the consolidated financial statements and financial statement schedule of DTE Energy Company and subsidiaries appearing in this Annual Report on Form 10-K of DTE Energy Company for the year ended December 31, 2010, in the following registration statements:

Form	Registration Number
Form S-3	333-161489
Form S-3	333-157769
Form S-8	333-157768
Form S-8	333-47247
Form S-8	333-133645
Form S-8	333-61992
Form S-8	333-109623
/s/ Deloitte & Touche LLP
Detroit, Michigan
February 18, 2011